Filed Pursuant to Rule 433

Registration Nos. 333-254632

and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

August 7, 2023

Issuer:	NextEra Energy Capital Holdings, Inc.
Designation:	Series L Debentures due September 1, 2025
Registration Format:	SEC Registered
Principal Amount:	$2,000,000,000
Date of Maturity:	September 1, 2025
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning September 1, 2023
Coupon Rate:	5.749%
Price to Public:	99.980% of the principal amount thereof
Benchmark Treasury:	4.750% due July 31, 2025
Benchmark Treasury Yield:	4.762%
Spread to Benchmark Treasury Yield:	100 basis points
Reoffer Yield:	5.762%
Trade Date:	August 7, 2023
Settlement Date:*	August 10, 2023
CUSIP / ISIN Number:	65339K BS8/US65339KBS87

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-”(stable)

Remarketing Agents:	BofA Securities, Inc.
Barclays Capital Inc.

*

It is expected that delivery of the Debentures will be made against payment therefor on or about August 10, 2023, which will be the third business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+3, purchasers who wish to trade the Debentures on the date of pricing of the Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322 or Barclays Capital Inc. toll-free at (888) 603-5847.